
<ARTICLE> 5
<LEGEND>
This schedule contains summary financial information extracted from Krupp
Realty Fund 7 Financial Statements for the nine months ended September 30,
1998 and is qualified in its entirety by reference to such financial statements.
</LEGEND>

<PERIOD-TYPE>                   9-MOS
<FISCAL-YEAR-END>                          DEC-31-1998
<PERIOD-END>                               SEP-30-1998
<CASH>                                       1,288,792
<SECURITIES>                                         0
<RECEIVABLES>                                  149,295<F1>
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                               286,572
<PP&E>                                      22,068,115<F2><F4>
<DEPRECIATION>                            (12,513,199)<F3><F4>
<TOTAL-ASSETS>                              11,279,575
<CURRENT-LIABILITIES>                          519,448
<BONDS>                                     10,347,920<F4><F5>
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                       412,207<F6>
<OTHER-SE>                                           0
<TOTAL-LIABILITY-AND-EQUITY>                11,279,575
<SALES>                                              0
<TOTAL-REVENUES>                             2,993,614<F7>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             2,500,241<F8>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                             697,350
<INCOME-PRETAX>                                      0
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                                  0
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                676,316<F4>
<CHANGES>                                            0
<NET-INCOME>                                   472,339<F9>
<EPS-PRIMARY>                                        0<F9>
<EPS-DILUTED>                                        0<F9>

<F1>Includes all receivables included in "prepaid expenses and other assets"
on the Balance Sheet.
<F2>Multi-family complexes of $21,752,460 and deferred expenses of $315,655.
<F3>Accumulated depreciation of $12,390,026 and accumulated amortization of
$123,173.
<F4>The Partnership sold Nora Corners Shopping Center to unaffiliated third parties with thirteen other properties for a total selling price of $138,000,000, of which the Partnership received $6,604,300, less repayment of the mortgage note payable and interest of $4,114,668 and its share of closing costs of $89,619. For financial reporting purposes, the Partnership realized a gain of $676,316 on the sale.
<F5>Represents mortgage notes payable.
<F6>Total deficit of the General Parnters of ($290,492) and equity of Limited
Partners of $702,699.
<F7>Includes all revenue of the Partnership.
<F8>Includes operating expenses of $1,181,115, real estate taxes of $269,677 and depreciation and amortization of $1,049,449.
<F9>Net income allocated $4,723 to the General Partners and $467,616 to the
Limited Partners. Average net income per Unit of Limited Partner interest is $17.20 on 27,184 Units outstanding.

